EXHIBIT 16.1
December 4, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated December 4, 2013, of G&K Services, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/Ernst & Young LLP